Exhibit 99

News Release	[MAGELLAN LOGO]

NYSE: MMP

Date:	Jan. 29, 2004

Contact:	Paula Farrell
(918) 573-9233
paula.farrell@magellanlp.com

Magellan Midstream Partners Reports Fourth-Quarter Results

Earnings per Limited Partner Unit Exceed Analysts Expectations

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today announced fourth-quarter 2003 earnings of 73 cents per limited partner unit, or 75 cents excluding the 2-cent impact associated with transition costs during the quarter. The transition costs relate to the June 2003 change in ownership of the partnership’s general partner. Analyst expectations for the quarter average 72 cents per unit.

Net income for fourth-quarter 2003 was $18.0 million, or $23.0 million excluding the impact of $2.0 million of transition costs and $3.0 million of reimbursable general and administrative (G&A) charges, compared with $27.6 million in 2002.

Operating profit for fourth-quarter 2003 was $27.4 million, or $32.4 million excluding the impact of the transition costs and reimbursable G&A, compared with $37.3 million in 2002.

“We are pleased to have exceeded expectations for the fourth quarter,” said Don Wellendorf, chief executive officer. “Lower fourth-quarter results compared to last year were anticipated due to very favorable market conditions that existed in late 2002. The partnership’s performance in 2003 as a whole was strong and allowed us to increase our distributions substantially over the year.”

A reconciliation of reported operating profit, net income and earnings per unit to operating profit, net income and earnings per unit excluding transition costs and reimbursable G&A charges accompanies this release.

An analysis of quarter-to-quarter variances by segment is provided below based on operating margin, which is a non-GAAP measure reflecting operating profit before G&A expenses and depreciation. A reconciliation of operating margin to operating profit also accompanies this release.

Petroleum products pipeline system. Pipeline operating margin decreased by $6.4 million. Transportation revenues declined primarily due to lower revenue per barrel delivered compared to the previous year as a result of product being shipped a shorter distance on average during the current period. Longer hauls were experienced during fourth-quarter 2002 due to refinery production disruptions in the upper Midwest region. Product margin from a recently acquired refined products management business offset much of the transportation revenue decline.

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Page 2/3 Magellan Midstream Partners Reports Fourth-Quarter Results; Earnings per Limited Partner Unit Exceed Analysts Expectations

Expenses for the petroleum products pipeline system increased $4.9 million between periods primarily because of the following items:

•	Higher property taxes due in part to a positive adjustment during fourth-quarter 2002;

•	Costs associated with repair and remediation work resulting from a pipeline leak during October 2003; and

•	A non-cash property write-off during the current period for retired assets.

Petroleum products terminals. Terminals operating margin increased by $1.7 million primarily due to reduced expenses. Maintenance expenses declined as the result of several efficiency projects that reduced contract labor and repair costs. Lower revenues partially offset the expense savings. Marine storage revenues were lower due to the continued challenging market conditions associated with high crude oil prices and market uncertainty about future petroleum prices. Higher inland terminal throughput benefited the 2003 revenues, partially offsetting the reduction in marine storage revenues.

Ammonia pipeline system. Ammonia operating margin increased by $0.1 million as lower operating expenses more than offset reduced transportation volumes.

G&A expenses increased $5.7 million in the current quarter primarily because of the $2.0 million in transition costs and $3.0 million of reimbursable G&A charges. The partnership’s cash G&A expenses, excluding equity-based incentive compensation and transition costs, are capped under an agreement with the owner of the partnership’s general partner. Expenses above the cap are reimbursed by the owner of the general partner. Therefore, these costs do not impact the partnership’s cash generation or its limited partner earnings per unit.

Reduced debt placement fees during the current period more than offset higher net interest expense. The partnership placed long-term debt during late 2002 to refinance the short-term loan used initially to fund the acquisition of its petroleum products pipeline system. The short-term loan refinancing resulted in higher debt placement fees during 2002.

For the year ended Dec. 31, 2003, operating profit was $125.4 million, or $142.1 million excluding the impact of $10.8 million in transition costs and a $5.9 million non-cash charge related to the reimbursable G&A, compared with $137.1 million in 2002. Net income for the 2003 period was $88.2 million, or $104.9 million excluding these items, compared with $99.2 million in 2002.

Diluted earnings per limited partner unit for the 2003 period were $3.31, or $3.56 excluding the 25 cents of transition costs, compared with $3.67 in 2002, with an average number of limited partner units outstanding of 27.2 million and 22.0 million for 2003 and 2002, respectively. The number of units increased between periods primarily due to equity issuances during second-quarter 2002 associated with the financing of the petroleum products pipeline system.

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Page 3/3 Magellan Midstream Partners Reports Fourth-Quarter Results; Earnings per Limited Partner Unit Exceed Analysts Expectations

Management previously provided earnings guidance for the year 2004 of $3.30 per limited partner unit but is now raising its guidance for the year to $3.33 per limited partner unit to reflect the terminals acquisition announced earlier today. Earnings for the first-quarter 2004 are currently expected by management to be approximately 70 cents per unit compared to 99 cents in the first quarter of 2003. The expected reduction in earnings for the 2004 first quarter is due primarily to the favorable impact in 2003 of a customer settlement to terminate a marine storage contract and the unfavorable impact in 2004 of lower product loss allowances and higher maintenance expenses.

An analyst call with management regarding fourth-quarter 2003 earnings is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 289-0485 and provide code 233671. International callers should dial (913) 981-5518 and provide the same code. Investors also may listen to the call via the partnership’s web site at www.magellanlp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Feb. 4. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The access replay code is 233671. The replay also will be available at www.magellanlp.com.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at www.magellanlp.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
Transportation and terminals revenues:
Third party	$89,605	$91,633	$330,545	$359,726
Affiliate	8,229	—	33,195	13,122
Product sales revenues:
Third party	15,398	43,711	45,339	111,522
Affiliate	1,097	—	25,188	790
Affiliate management fee revenues	—	—	210	—

Total revenues	114,329	135,344	434,477	485,160

Costs and expenses:
Operating	41,504	42,368	152,832	164,612
Environmental	3,223	4,952	16,814	14,089
Environmental reimbursement	(2,448)	(3,202)	(14,500)	(11,818)
Product purchases	15,519	38,886	63,982	99,907
Depreciation and amortization	8,751	8,825	35,096	36,081
Affiliate general and administrative	10,451	16,121	43,182	56,846

Total costs and expenses	77,000	107,950	297,406	359,717

Operating profit	37,329	27,394	137,071	125,443
Interest expense:
Affiliate interest expense	—	—	407	—
Other interest expense	8,310	9,333	22,500	36,597
Interest income	(212)	(511)	(1,149)	(2,061)
Debt placement fee amortization	2,729	683	9,950	2,830
Other income	(1,064)	(92)	(2,112)	(92)

Income before income taxes	27,566	17,981	107,475	88,169
Provision for income taxes	—	—	8,322	—

Net income	$27,566	$17,981	$99,153	$88,169

Allocation of net income:
Portion applicable to period after April 11, 2002 as it related to the operations of the petroleum products pipeline system:
Limited partners’ interest	$25,892	$19,980	$80,713	$90,191
General partner’s interest	1,674	(1,999)	4,402	(2,022)

Portion applicable to partners’ interests	27,566	17,981	85,115	88,169
Portion applicable to non-partnership interests	—	—	14,038	—

Net income	$27,566	$17,981	$99,153	$88,169

Basic net income per limited partner unit	$0.95	$0.73	$3.68	$3.32

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	27,190	27,208	21,911	27,195

Diluted net income per limited partner unit	$0.95	$0.73	$3.67	$3.31

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	27,307	27,244	21,968	27,235

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
Petroleum products pipeline system:
Transportation revenue per barrel shipped (cents per barrel)	96.4	90.2	94.9	96.4

Transportation barrels shipped (million barrels)	62.5	62.3	234.6	237.6

Barrel miles (billions)	18.9	17.4	71.0	70.5

Petroleum products terminals:
Marine terminal average storage capacity utilized per month (million barrels)	15.9	14.7	16.2	15.2

Marine terminal throughput (million barrels)	4.8	5.8	20.5	22.2

Inland terminal throughput (million barrels)	13.6	16.0	57.3	61.2

Ammonia pipeline system:
Volume shipped (thousand tons)	234	205	712	614

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGINS

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
Petroleum products pipeline system:
Transportation and terminals revenues	$73,981	$68,626	$272,522	$281,367
Less: Operating expenses	28,859	32,768	112,347	126,241
Environmental expenses	3,243	4,952	17,514	13,256
Environmental expenses reimbursement	(2,448)	(3,202)	(15,176)	(10,967)

Transportation and terminals margin	44,327	34,108	157,837	152,837

Product sales revenues	16,357	42,860	69,167	107,633
Less: Product purchases	15,519	38,223	63,982	97,971

Product margin	838	4,637	5,185	9,662

Management fee revenue	—	—	210	—

Operating margin	$45,165	$38,745	$163,232	$162,499

Petroleum products terminals:
Transportation and terminals revenues	$19,339	$18,769	$78,083	$78,873
Less: Operating expenses	10,851	8,622	35,619	34,677
Environmental expenses	(20)	—	(788)	389
Environmental expenses reimbursement	—	—	768	(359)

Transportation and terminals margin	8,508	10,147	42,484	44,166

Product sales revenues	138	851	1,360	4,679
Less: Product purchases	—	663	—	1,936

Product margin	138	188	1,360	2,743

Operating margin	$8,646	$10,335	$43,844	$46,909

Ammonia pipeline system:
Total revenues	$4,514	$4,238	$13,135	$12,608
Less: Operating expenses	1,794	1,413	4,866	4,562
Environmental expenses	—	—	88	444
Environmental expenses reimbursement	—	—	(92)	(492)

Operating margin	$2,720	$2,825	$8,273	$8,094

Segment operating margin	$56,531	$51,905	$215,349	$217,502
Add: Allocated corporate depreciation costs	—	435	—	868

Total operating margin	56,531	52,340	215,349	218,370

Less: Depreciation and amortization	8,751	8,825	35,096	36,081
General and administrative expense	10,451	16,121	43,182	56,846

Total operating profit	$37,329	$27,394	$137,071	$125,443

MAGELLAN MIDSTREAM PARTNERS, L.P.

RECONCILIATION OF EARNINGS EXCLUDING TRANSITION COSTS AND

REIMBURSABLE G&A

(In millions, except per unit amounts)

(Unaudited)

	Three Months Ended December 31, 2003	Year Ended December 31, 2003
Operating Profit Reconciliation:
Operating Profit, as reported	$27.4	$125.4
Items impacting earnings per unit:
Transition Costs:
Operating expenses:
Paid-time-off benefits:
Petroleum products pipeline system	0.1	2.6
Petroleum products terminals	(0.1)	0.8

Total operating expense	—	3.4
General and administrative (G&A):
Incentive compensation early vesting	(0.7)	1.6
Separation from Williams	1.1	2.5

Total G&A	0.4	4.1

Total items impacting earnings per unit	0.4	7.5

Items not impacting earnings per unit:
G&A Transition Costs:
Paid-time-off benefits	0.4	2.1
Separation from Williams	1.2	1.2
Reimbursable G&A	3.0	5.9

Total items not impacting earnings per unit	4.6	9.2

Operating profit excluding transition costs and reimbursable G&A	$32.4	$142.1

Net Income Reconciliation:
Net Income, as reported	$18.0	$88.2

Diluted earnings per unit, as reported	$0.73	$3.31

Items impacting earnings per unit:
Transition Costs:
Operating expenses:
Paid-time-off benefits:
Petroleum products pipeline system	0.1	2.6
Petroleum products terminals	(0.1)	0.8

Total operating expense	—	3.4
G&A:
Incentive compensation early vesting	(0.7)	1.6
Separation from Williams	1.1	2.5

Total G&A	0.4	4.1

Total items impacting earnings per unit	0.4	7.5

Items not impacting earnings per unit:
G&A Transition Costs:
Paid-time-off benefits	0.4	2.1
Separation from Williams	1.2	1.2
Reimbursable G&A	3.0	5.9

Total items not impacting earnings per unit	4.6	9.2

Net income excluding transition costs and reimbursable G&A	$23.0	$104.9

Diluted earnings per unit excluding transition costs and reimbursable G&A	$0.75	$3.56